                                                                    EXHIBIT 99.1

                   [SHAMAN PHARMACEUTICALS, INC. LETTERHEAD]



CONTACT:  Investor Relations                           FOR IMMEDIATE RELEASE
          Shaman Pharmaceuticals, Inc.
          (650) 952-7070  ext.485


                  SHAMAN CONVERTS NOTE TRANSACTION INTO EQUITY
                          AND RECEIVES NASDAQ EXEMPTION

     South San Francisco, CA -- November 9, 1998 -- Shaman Pharmaceuticals, Inc. (NASDAQ: SHMN) announced today a proposed restructuring of a convertible note financing (the "Notes') originally completed in August 1997. The current balance on the Notes is approximately $4.7 million. To date, the Notes have, in accordance with accounting standards, been listed as debt on the Company's books. Under the terms of the restructuring (the "Exchange"), note-holders will exchange their remaining note balances for a newly created series of preferred stock (which, like the original notes, will be convertible into shares of Common Stock at any time) that the Company will be able to classify as equity.

     The reclassification of this debt to equity is an important part of the Company's efforts to maintain compliance with the listing requirements of Nasdaq. Pursuant to a formal determination by the Nasdaq Listing Qualifications Panel (the "Panel"), the Company will be allowed to maintain its National Market status provided it complies with the terms of a Nasdaq granted exception. In addition to the completion of a public offering raising more than $14.0 million in October 1998, the Exchange is a key component of the Company's plan to comply with the terms of the Nasdaq exception.

     In October 1998, the Company agreed to terms with investors currently holding the Notes for the purpose of exchanging the debt to equity. The Exchange contemplates the creation of a Series D Preferred Stock of the Company, the shares of which are convertible into Common Stock under the same terms as provided in the original Notes. In addition to the original Note conversion terms, Series D Preferred Stock will be converted at a price not to exceed $1.125 per share (reflecting the prevailing average trading price at the time the terms were agreed upon) and no holder will be entitled to convert shares if the conversion would result in such holder owning in excess of 4.9% of the Common Stock then outstanding in any rolling 30 day period. The Company believes these terms may incentivize investors to support an increase in the stock price (i.e. deincentivize shorting activity), and cap conversion and selling pressure during any 30 day period. In addition, the holders will receive an aggregate of 767,469 warrants to purchase additional shares of Common Stock in exchange for surrendering the redemption rights currently held by them under the Notes. The warrants will be priced at 150% of the average closing price for the month of December 1998, thereby allowing investors to benefit further from an increase in the stock price while minimizing the risk of further dilution at a low stock price. The shares of Series D Preferred Stock would be issued to Note-holders in exchange for the then principal and interest balances of their Notes.


                                    - more -

     Because the exchange of debt to equity is a critical component of the Company's plan to comply with Nasdaq's National Market listing requirements, and the Company believes the redemption rights currently provided for under the Notes could result in financial hardship, the Company's Audit Committee requested an exemption of Nasdaq Marketplace Rule 4310(H)(ii) pursuant to the financial viability exception thereunder. The granting of such exemption by Nasdaq will allow the Company to complete the Exchange and will allow the Note-holders to receive shares of Common Stock, either upon conversion of their Notes or upon conversion of their Series D Preferred Stock which, in the aggregate when measured together with shares previously converted, will exceed 20% of the Company's shares outstanding at the time the Note transaction was originally completed in 1997. All shares of Common Stock received in the Exchange or upon conversion of the Notes will be registered for resale pursuant to a Registration Statement on Form S-3.

                                       ###

This press release contains, among other things, certain statements of a forward-looking nature. Such statements involve a number of risks and uncertainties including those listed in the Risk Factors in the Company's SEC filings including but not limited to, those contained in Shaman Pharmaceutical, Inc.'s Annual Report on Form 10-K/A for the year ended December 31, 1997. These filings are available upon request at 650/952-7070. Also, visit Shaman at http://www.shaman.com.